Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (From S-3 No. 333-179115) of The Active Network, Inc.;

(2)	Registration Statement (Form S-8 No. 333-180172) pertaining to the 2011 Equity Incentive Award Plan and the 2011 Employee Stock Purchase Plan, and

(3)	Registration Statement (Form S-8 No. 333-174498) pertaining to the 2011 Equity Incentive Award Plan and the 2011 Employee Stock Purchase Plan

of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of The Active Network, Inc. and the effectiveness of internal control over financial reporting of The Active Network, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, CA

February 26, 2013